Gray	Exhibit 99
Television, Inc.

NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Year Ended December 31, 2006
Atlanta, Georgia — March 15, 2007. . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced results from operations for the three months (“fourth quarter”) and year ended December 31, 2006 as compared to the three months and year ended December 31, 2005.
Significant items to note for the period ended December 31, 2006:
Pro forma net revenue increased 26% in the fourth quarter of 2006, to $101.9 million, compared to $81.2 million in 2005. For the year ended December 31, 2006, pro forma net revenue increased 13%, to $334.7 million, compared to $297.1 million in 2005.
Pro forma Broadcast Cash Flow increased 42%, to $48.6 million, in the fourth quarter of 2006 compared to $34.3 million in 2005. For the year ended December 31, 2006, pro forma Broadcast Cash Flow increased 21%, to $143.8 million, compared to $119.1 million in 2005. See Page 8 for a reconciliation of this Non-GAAP term to Net Income.
Gray’s quarter and year end results benefited from record net political revenue in a non-presidential election year. The Company’s strategy of owning strong #1 news stations in a majority of its markets allowed it to capture a majority of the net political revenue spent in those markets.
General Comment on Expansion of Operations:
Since January 1, 2005, Gray has continued to grow through acquisitions of new stations and the start up of new operations. During the last two years, the Company has completed two “top 100 market” acquisitions with the purchase of WSAZ, Charleston — Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. These two stations are significant to Gray and have added to Gray’s Broadcast Cash Flow from their date of acquisition. Due to their relative significance to Gray’s results of operations, Gray’s pro forma results have been presented to include the results of WSAZ and WNDU as if each station had been acquired on January 1, 2005.
Comments on Results of Operations for the Three Months Ended December 31, 2006:
Revenues.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU, total net revenue for all stations increased 26%, or $20.7 million, due primarily to increases in political advertising revenues. These increases were partially offset by decreases in local advertising revenues, national advertising revenues and network compensation.
Political advertising revenues increased to $25.6 million from $1.7 million reflecting the cyclical influence of the 2006 elections.
Local and national advertising was influenced, in part, by the proportion of the total available advertising time utilized by political announcements.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Operating expenses.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased approximately 11% to $53.4 million.
Payroll related expenses increased approximately 4% or $1.3 million. This increase was due primarily to routine compensation increases at Gray’s existing stations, increased incentive compensation and modest staffing increases at each station to support the operation of the new digital second channels.
Non-payroll related expenses increased approximately 21% or $3.8 million. This increase was largely due to an incremental increase in non-payroll expenses for the digital second channels and an incremental increase in national sales representative commissions on political advertising revenue.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 67% to $5.0 million from $3.0 million due, in part, to an incremental increase in legal fees and consulting expense. In addition, the 2006 period includes an aggregate of approximately $511,000 of non-cash expenses recorded in connection with restricted stock awards and the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $97,000 of non-cash expenses associated with restricted stock awards.
Comments on Results of Operations for the Year Ended December 31, 2006:
Revenues.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU, total net revenue for all stations increased 13%, or $37.6 million, due primarily to increases in political advertising revenues and local advertising revenues. These increases were partially offset by decreases in national advertising revenues and network compensation.
Political advertising revenues increased to $42.8 million from $3.7 million reflecting the cyclical influence of the 2006 elections.
Local and national advertising was influenced, in part, by the proportion of the total available advertising time utilized by political announcements.
Operating expenses.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased approximately 6% to $193.6 million.
Payroll related expenses increased approximately 3% or $3.4 million. This increase was due primarily to routine compensation increases at Gray’s existing stations, increased incentive compensation and modest staffing increases at each station to support the operation of the new digital second channels.
Non-payroll related expenses increased approximately 11% or $7.3 million. This increase was largely due to an incremental increase in non-payroll expenses for the digital second channels and an incremental increase in national sales representative commissions on political advertising revenue.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 27% to $15.1 million from $11.9 million due, in part, to incremental increases in legal fees,

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 2 of 9

payroll expense and consulting expense. The 2006 period also includes an aggregate of approximately $1.1 million of non-cash expenses recorded in connection with restricted stock awards and the Company’s adoption on January 1, 2006 of SFAS 123(R) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $391,000 of non-cash expenses associated with restricted stock awards.
Other Financial Data:

	December 31,
	2006	2005
	(dollars in thousands)
Cash	$4,741	$9,315
Total debt(2)	851,654	792,509
Available credit under senior credit facility	97,000	58,500

	Years Ended December 31,
	2006	2005
	(dollars in thousands)
Net cash provided by operating activities	$79,860	$50,482
Net cash used in investing activities	(129,305)	(245,925)
Net cash provided by financing activities	44,871	154,192
Gray generated $79.9 million of net cash from operations during 2006 compared to $50.5 million for the prior year. The increase was due largely to the addition of WSAZ and WNDU as well as additional advertising revenue at Gray’s existing stations.
During 2006, Gray borrowed $84.9 million to finance the acquisition of WNDU and repaid $25.8 million for a net increase in debt of $59.1 million since December 31, 2005.
Gray repurchased 175 shares of Series C Redeemable Serial Preferred Stock for $1.8 million and repurchased 902,200 shares of common stock for $5.6 million. The preferred shares were retired and the common stock is held in treasury.
A Detailed table of operating results follows on the next page.

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 3 of 9

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Three Months Ended			Three Months Ended
	December 31,			December 31,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$101,920	$72,975	40%	$101,920	$81,197	26%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	53,444	43,607	23%	53,444	48,296	11%
Corporate and administrative	4,956	2,964	67%	4,956	2,964	67%
Depreciation and amortization of intangible assets	9,698	7,590	28%	9,698	9,172	6%
Loss on disposals of assets, net	528	1,309	(60)%	528	1,309	(60)%

	68,626	55,470	24%	68,626	61,741	11%

Operating income	33,294	17,505	90%	33,294	19,456	71%
Other income (expense):
Miscellaneous income (expense), net	181	(150)	(221)%	181	(150)	(221)%
Interest expense	(17,123)	(13,002)	32%	(17,123)	(16,202)	6%
Loss on early extinguishment of debt	—	(1,773)	(100)%	—	(1,773)	(100)%

Income from continuing operations before income tax expense	16,352	2,580	534%	16,352	1,331	1129%
Income tax expense	7,765	1,450	436%	7,765	519	1396%

Income from continuing operations	8,587	1,130	660%	8,587	812	958%
Loss from operations of discontinued publishing and wireless operations net of income tax expense of $0, $810, $0 and $810, respectively	—	(4,979)	(100)%	—	(4,979)	(100)%

Net income (loss)	8,587	(3,849)	(323)%	8,587	(4,167)	(306)%
Preferred dividends (includes accretion of issuance cost of $21, $29, $21, $29, respectively)	778	814	(4)%	778	814	(4)%
Deemed non-cash preferred stock dividend	—	2,390	(100)%	—	2,390	(100)%

Net income (loss) available to common stockholders	$7,809	$(7,053)	(211)%	$7,809	$(7,371)	(206)%

Basic per share information:
Income (loss) from continuing operations available to common stockholders	$0.16	$(0.05)		$0.16	$(0.05)
Loss from discontinued operations, net of tax	—	(0.10)		—	(0.10)

Net income (loss) available to common stockholders	$0.16	$(0.15)		$0.16	$(0.15)

Weighted average shares outstanding	48,040	48,630	(1)%	48,040	48,630	(1)%

Diluted per share information:
Income (loss) from continuing operations available to common stockholders	$0.16	$(0.05)		$0.16	$(0.05)
Loss from discontinued operations, net of tax	—	(0.10)		—	(0.10)

Net income (loss) available to common stockholders	$0.16	$(0.15)		$0.16	$(0.15)

Weighted average shares outstanding	48,076	48,630	(1)%	48,076	48,630	(1)%

Political revenue (less agency commission)	$25,605	$1,433	1687%	$25,605	$1,713	1395%

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 4 of 9

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Years Ended			Years Ended
	December 31,			December 31,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$332,137	$261,553	27%	$334,722	$297,050	13%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	191,502	161,905	18%	193,639	182,936	6%
Corporate and administrative	15,097	11,896	27%	15,097	11,896	27%
Depreciation and amortization of intangible assets	36,526	25,490	43%	37,194	32,936	13%
Loss on disposals of assets, net	1,021	1,401	(27)%	1,021	1,401	(27)%

	244,146	200,692	22%	246,951	229,169	8%

Operating income	87,991	60,861	45%	87,771	67,881	29%
Other income (expense):
Miscellaneous income, net	677	558	21%	677	558	21%
Interest expense	(66,787)	(46,549)	43%	(67,212)	(59,511)	13%
Loss on early extinguishment of debt	(347)	(6,543)	(95)%	(347)	(6,543)	(95)%

Income from continuing operations before income tax expense	21,534	8,327	159%	20,889	2,385	776%
Income tax expense	9,823	3,723	164%	9,588	930	931%

Income from continuing operations	11,711	4,604	154%	11,301	1,455	677%
Loss from operations of discontinued publishing and wireless operations net of income tax expense of $0, $3,253, $0 and $3,253, respectively	—	(1,242)	(100)%	—	(1,242)	(100)%

Net income	11,711	3,362	248%	11,301	213	5206%
Preferred dividends (includes accretion of issuance cost of $111, $87, $111 and $87, respectively)	3,247	3,258	0%	3,247	3,258	0%
Deemed non-cash preferred stock dividend	—	2,390	(100)%	—	2,390	(100)%

Net income (loss) available to common stockholders	$8,464	$(2,286)	(470)%	$8,054	$(5,435)	(248)%

Basic per share information:
Income (loss) from continuing operations available to common stockholders	$0.17	$(0.02)		$0.17	$(0.08)
Loss from discontinued operations, net of tax	—	(0.03)		—	(0.03)

Net income (loss) available to common stockholders	$0.17	$(0.05)		$0.17	$(0.11)

Weighted average shares outstanding	48,408	48,649	0%	48,408	48,649	0%

Diluted per share information:
Income (loss) from continuing operations available to common stockholders	$0.17	$(0.02)		$0.17	$(0.08)
Loss from discontinued operations, net of tax	—	(0.03)		—	(0.03)

Net income (loss) available to common stockholders	$0.17	$(0.05)		$0.17	$(0.11)

Weighted average shares outstanding	48,425	48,649	0%	48,425	48,649	0%

Political revenue (less agency commission)	$42,682	$2,862	1391%	$42,762	$3,659	1069%

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 5 of 9

Guidance for the First Quarter of 2007
We currently anticipate that Gray’s broadcasting results of operations for the three months ending March 31, 2007 will approximate the ranges presented in the table below.

		%	%		%	%
	2007	Change	Change	2007	Change	Change
	Guidance	From	From	Guidance	From	From
	Low	Actual	Pro Forma	High	Actual	Pro Forma	Actual	Pro Forma
Selected operating data:	Range	2006	2006	Range	2006	2006	2006	2006
	(dollars in thousands)
OPERATING REVENUES:
Revenues (less agency commissions)	$69,000	1%	(3)%	$69,500	2%	(2)%	$68,234	$70,819

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$49,000	9%	4%	$49,500	10%	5%	$45,064	$47,201
Corporate	$3,800	2%	2%	$3,900	4%	4%	$3,743	$3,743

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$500			$700			$1,776	$1,856

Broadcast Olympic revenues (less agency commissions)	$—			$—			$2,880	$3,390

Expense for non-cash contributions to 401(k) plan	$525			$575			$573	$573

Expense for corporate non-cash stock based compensation	$490			$510			$198	$198
Pro forma information presented in this guidance section includes operating results of WNDU as if it had been acquired on January 1, 2006.
Comments on Guidance
On a pro forma basis after giving effect to the acquisition of WNDU, the growth in local revenue over the pro forma results for the first quarter of 2006 was not expected to completely off-set the $3.4 million of pro forma revenue earned from the broadcast of the 2006 Winter Olympics or the approximate $1.2 million incremental decline in pro forma political revenues.
On a pro forma basis, after giving effect to the acquisition of WNDU, approximately $1.2 million of the expected increase in broadcast operating expenses for all stations, before depreciation, amortization and loss on disposal of assets is attributable to the incremental costs of the digital second channels discussed above.
Changes in the classification of certain items:
The classification of certain prior year amounts in the accompanying consolidated financial statements have been changed in order to conform to the current year presentation.
Conference Call Information
Gray Television, Inc. will host a conference call to discuss its fourth quarter and year ended operating results on March 15, 2007. The call will begin at 2:00 PM Eastern Time. The live dial-in number is 1-800-946-

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 6 of 9

0716 and the confirmation code is 4477457. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 4477457 until March 22, 2007.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 7 of 9

Reconciliations:
Reconciliation of net income (loss) to the Non-GAAP terms:

	As Reported		Pro Forma(1)
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income (loss)	$8,587	$(3,849)	$8,587	$(4,167)
Adjustments to reconcile to Adjusted Broadcast Cash Flow:
Depreciation and amortization of intangible assets	9,698	7,590	9,698	9,172
Amortization of non-cash stock based compensation	511	97	511	97
Loss on disposals of assets, net	528	1,309	528	1,309
Miscellaneous (income) expense, net	(181)	150	(181)	150
Interest expense	17,123	13,002	17,123	16,202
Loss on early extinguishment of debt	—	1,773	—	1,773
Income tax expense	7,765	1,450	7,765	519
Loss from discontinued operations	—	4,979	—	4,979
Amortization of program broadcast rights	3,803	2,959	3,803	2,959
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	556	476	556	476
Network compensation revenue recognized	(250)	(1,060)	(250)	(1,060)
Network compensation per network affiliation agreement	539	1,935	539	1,935
Payments for program broadcast rights	(4,482)	(2,880)	(4,482)	(2,880)

Broadcast Cash Flow Less Cash Corporate Expenses	44,197	27,931	44,197	31,464
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	4,445	2,867	4,445	2,867

Broadcast Cash Flow	$48,642	$30,798	$48,642	$34,331

	As Reported		Pro Forma(1)
	Years Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$11,711	$3,362	$11,301	$213
Adjustments to reconcile to Adjusted Broadcast Cash Flow:
Depreciation and amortization of intangible assets	36,526	25,490	37,194	32,936
Amortization of non-cash stock based compensation	1,092	391	1,092	391
Loss on disposals of assets, net	1,021	1,401	1,021	1,401
Miscellaneous (income) expense, net	(677)	(558)	(677)	(558)
Interest expense	66,787	46,549	67,212	59,511
Loss on early extinguishment of debt	347	6,543	347	6,543
Income tax expense	9,823	3,723	9,588	930
Loss from discontinued operations	—	1,242	—	1,242
Amortization of program broadcast rights	14,234	11,577	14,234	11,577
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	2,234	1,912	2,234	1,912
Network compensation revenue recognized	(1,089)	(5,095)	(1,089)	(5,095)
Network compensation per network affiliation agreement	2,216	8,031	2,216	8,031
Payments for program broadcast rights	(14,839)	(11,452)	(14,839)	(11,452)

Broadcast Cash Flow Less Cash Corporate Expenses	129,386	93,116	129,834	107,582
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	14,005	11,505	14,005	11,505

Broadcast Cash Flow	$143,391	$104,621	$143,839	$119,087

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 8 of 9

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or senior subordinated note indenture. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses”. These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) calculated in accordance with GAAP.
Notes
(1) The pro forma presentation gives effect to the results of operations for the acquisition of television stations WSAZ, Charleston — Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006 as if each station had been acquired on January 1, 2005. Due to the relative size of the acquisition of KKCO, Grand Junction, CO and WSWG, Albany, GA, the results of operations for KKCO and WSWG are included as of their respective acquisition date in both the “As Reported” and “Pro Forma” results.
(2) Total debt as of December 31, 2006 and December 31, 2005 does not include $653,000 and $811,000, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due 2011. The decrease is due to the amortization of the discount.
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 36 digital second channels including 1 ABC, 5 Fox, 7 CW and 15 MyNetworkTV affiliates plus 6 local news/weather channels and 2 “independent” channels in certain of its existing markets. Gray intends to start an additional 4 digital second channels during 2007 including 1 CW affiliate, 1 MyNetworkTV affiliate and 2 local news/weather channels.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on Gray’s current expectations of operating results for the first quarter of 2007 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of March 15, 2007. Gray does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect Gray’s business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Gray’s Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Television, Inc.
Earnings release for the year ended December 31, 2006	Page 9 of 9